Exhibit 10.27

PHASERX, INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of November 1, 2010 (the “Effective Date”) between PhaseRx, Inc., a Delaware corporation having a place of business at 410 West Harrison Street, Seattle, WA 98119 (“Company”) and John A. Schmidt, Jr., M.D. LLC having a place of business at 709 7th Ave, Belmar, NJ 07719 (“Consultant”). Company desires to retain Consultant to perform certain consulting activities as described below, and Consultant desires to serve as a consultant to Company and perform such activities under the terms of this Agreement.

NOW, THEREFORE, Consultant and Company agree as follows:

1.            SERVICES AND COMPENSATION

(a)          Consultant agrees to act as a consultant to Company with respect to such matters and projects as are mutually agreed from time to time by and between Consultant and Company, and perform the services described on Exhibit A hereto (collectively, “Services”). Unless otherwise approved by the Company, all Services shall be performed personally by Dr. John A. Schmidt.

(b)          Company agrees to pay Consultant the compensation set forth in Exhibit A hereto for the performance of the Services.

2.            CONFIDENTIALITY AND NONCOMPETITION

(a)         “Confidential Information” means any proprietary information technical data, trade secrets or know-how, including, but not limited to, research and product plans, products, services, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to Consultant by Company in writing, orally or otherwise. Confidential Information also includes all Inventions (as defined below) and any other information or materials generated in connection with the Services.

(b)          Consultant shall not, during or subsequent to the term of this Agreement, use any Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company, or, during the term of this agreement or for a three year period following the termination of this agreement disclose Confidential Information to any third party. Consultant agrees that Confidential Information shall remain the sole property of Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of Confidential Information. In the event Consultant is required to disclose Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body, Consultant may disclose such Confidential Information, provided that to the extent possible Consultant shall provide Company with reasonable advance notice thereof to enable Company to seek a protective order to prevent or limit such disclosure.

(c)          Notwithstanding the above, Consultant’s obligation under Section 2(b) relating to Confidential Information shall not apply to information which (i) is known to Consultant at the time of disclosure to Consultant by Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party authorized to make such disclosure. Specific Confidential Information shall not be deemed to be within any of the foregoing exclusions merely because it is within the scope of more general information within one or more of the exclusions. Further, any combination of Confidential Information with non-confidential information shall not be deemed to be within the exceptions merely because one or more individual items of Confidential Information are within the above exceptions.

(d)          Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose to Company any proprietary information or trade secrets of any former or current employer or other person or entity to which Consultant has a duty to keep in confidence such information and that Consultant will not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by the same.

(e)          Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

(f)          Upon the Company’s request, Consultant will deliver to Company all Confidential Information and Company’s property relating thereto and all tangible embodiments thereof, in Consultant’s possession or control.

(g)          Until the first anniversary of the later of (x) the termination of this Agreement and (y) the date on which Dr. Schmidt ceases to be a member of the board of directors, neither Consultant nor Dr. Schmidt shall directly or indirectly (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business in the Field of Interest (as defined in Exhibit A hereto). Consultant shall not induce, or attempt to induce, any employee or independent contractor of the Company to cease employment or relationship with the Company.

(h)          Consultant shall cease to be bound by the noncompetition provisions of Section 2(g) if (i) Consultant’s relationship with the Company in his capacity as a consultant is terminated by the Company without Cause (as defined below), or (ii) a period of twelve (12) months has elapsed from a Change of Control.

(i)	For purposes of this Agreement, “Cause” means:

(A) Consultant’s gross misconduct that results in material financial injury to the Company;

(B) any act of material personal dishonesty or fraud by Consultant in connection with provision of the Services;

(C) Consultant’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; or

(D) any material breach by Consultant of this Agreement, including but not limited to Consultant’s confidentiality obligations pursuant to Section 2.

(ii)	For the purposes of this Agreement, “Change of Control” means the acquisition by any person, corporation or other entity of (A) beneficial ownership of capital stock of the Company by means of stock purchase, merger or other business combination if, after such acquisition, such person, corporation or other entity owns capital stock of the Company representing 50.0% or more of the combined voting power of the then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors; provided that for the avoidance of doubt is agreed that any such transaction in connection with a bona fide financing transaction shall not constitute a Change of Control and (B)_all or substantially all of the assets of the Company.

3.            OWNERSHIP

(a)          Consultant hereby irrevocably assigns to Company all right, title and interest in and to any information (including, without limitation, business plans and/or business information), technology, know-how, materials, notes, records, designs, ideas, inventions, improvements, devices, developments, discoveries, compositions, trade secrets, processes, methods and/or techniques, whether or not patentable or copyrightable, that relate directly to the business of the Company and are conceived, reduced to practice or made by Consultant alone or jointly with others in the course of performing the Services or through the use of Confidential Information (collectively, “Inventions”).

(b)          Consultant agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of Company, any and all documents and to perform such acts as may be necessary, useful or convenient for the purposes of perfecting the foregoing assignments and obtaining, enforcing and defending intellectual property rights in any and all countries with respect to Inventions. It is understood and agreed that Company or Company’s designee shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain patent applications and patents worldwide with respect to Inventions.

(c)          Upon Company’s request, Consultant will deliver to Company all property relating to, and all tangible embodiments of, Inventions in Consultant’s possession or control.

(d)          Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development concept, discovery or other proprietary subject matter owned by Consultant or in which Consultant has an interest (“Item”), Consultant will inform Company in writing thereof, and Company is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with the exploitation of such Invention.

(e)          Consultant agrees that if Company is unable because of Consultant’s unavailability, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application or registration for any intellectual property rights covering any Invention, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property rights thereon with the same legal force and effect as if executed by Consultant.

4.            REPORTS. Consultant agrees, from time to time during the term of this Agreement, to keep Company advised as to Consultant’s progress in performing the Services and, as reasonably requested by Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services by Consultant. All such reports prepared by Consultant shall be the sole property of Company.

5.           TERM AND TERMINATION

(a)          This Agreement will commence on the Effective Date and will continue until termination as provided below.

(b)          Either Consultant or Company may terminate this Agreement upon prior written notice thereof to the other party at 30 days notice.

(c)          Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease except:

(i)          Company shall be obliged to pay, within thirty (30) days after receipt of Consultant’s final statement, all amounts owing to Consultant for unpaid Services completed by Consultant and related expenses, if any, in accordance with the provisions of Section 1 hereof, and

(ii)         Sections 2, 3, 5(c), 6, 7, 8 and 10 shall survive termination of this Agreement.

6.           INDEPENDENT CONTRACTOR. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant shall perform the Services as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement.

7.           NO DEBARMENT. Consultant represents that Consultant has not been debarred under Section (a) or (b) of 21 U.S.C. Section 335a and does not appear on the United States Food and Drug debarment list. Consultant represents and warrants that Consultant has not committed any crime or conduct that could result in such debarment or Consultant’s exclusion from any governmental healthcare program. Consultant represents that, to Consultant’s knowledge, no investigations, claims or proceedings with respect to any such crimes or conduct are pending or threatened against Consultant. Consultant agrees and undertakes to promptly notify the Company if Consultant becomes debarred or proceedings have been initiated against Consultant with respect to debarment, whether such debarment or initiation of proceedings occurs during or after the term of this Agreement.

8.           ARBITRATION AND EQUITABLE RELIEF. Company and Consultant agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the making, interpretation, construction, performance or breach hereof, shall be finally settled by binding arbitration in King County, Washington under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) by one (1) arbitrator appointed in accordance with said rules. Any such arbitration shall be held in Seattle, Washington. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrator shall permit such discovery as the arbitrator deems necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The costs of the Arbitration, including administrative and arbitrators’ fees, shall be shared equally by the perties, and each party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration. Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement.

9.           CONFLICTING OBLIGATIONS. Consultant hereby certifies that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant shall list on Exhibit B hereto any other companies for whom Consultant is providing services (“Outside Companies”). Neither this Section 9 nor Section 2(g) shall restrict Consultant from consulting for others outside the Field of Interest. Without limiting the foregoing, Consultant agrees to use his best efforts (A) to segregate Consultant’s Services performed under this Agreement from Consultant’s work done for other persons so as to minimize any questions of disclosure of, or rights under, any inventions, (B) to notify the President of the Company if at any time the Consultant believes that such questions may result from his performance under this Agreement and (C) to assist the Company in fairly resolving any questions in this regard which may arise. The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of any other third party, without the prior written consent of the Company, to perform Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights or access to the product of such Services.

10.          GENERAL. This Agreement (including the Exhibits hereto) taken together with the stock option agreement referred to herein is the sole agreement and understanding between Company and Consultant concerning the subject matter hereof, and it supersedes all prior agreements and understandings with respect to such matter. This Agreement (together with the Exhibits hereto) and any Amendments to it may be executed by Consultant and Company in counterparts which, when taken together, will constitute one Agreement. Signed copies exchanged between Consultant and Company by mail, facsimile, or electronically mailed PDF (or similar imaging software) will include visible signatures of all signatories. Copies of this Agreement will be equally binding as originals and faxed or scanned and emailed counterpart signatures will be sufficient to evidence execution, though Company may require Consultant to deliver original signed documents. Such execution and delivery shall be considered valid, binding and effective for all purposes, and no oral amendment shall be binding on the parties. Any required notice shall be given in writing by customary means with receipt confirmed at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other. Consultant shall cause each of its affiliates, employees, managers and members to comply with the terms of this Agreement and shall be responsible for any breach thereof by any such person. Consultant shall not subcontract any portion of Consultant’s duties under this Agreement without the prior written consent of Company. None of this Agreement, any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of Company. Company may assign this Agreement to any entity that succeeds to substantially all of the business or assets of Company. This Agreement shall be governed by the laws of the State of Washington, without reference to its conflicts of law principles. This Agreement may only be amended or modified by a writing signed by both parties. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Company or Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PHASERX, INC.		John A. Schmidt, Jr., M.D. LLC

By:	/s/ Robert W. Overell	/s/ John A. Schmidt

Print Name:	Robert W. Overell	Print Name:	John A. Schmidt, Jr., M.D.

Title:	President & CEO	Title:	Proprietor

Address:	410 W Harrison St, Suite 300	Address:	709 7th Ave

	Seattle, Washington 98119		Belmar, NJ 07719

Date:	November 1, 2010	Date:	11/05/10

Phone:	206 805 6301	Phone:	732-282-8167

FAX:		FAX:	732-280-0147

EXHIBIT A

SERVICES AND COMPENSATION

1.          Services. Consultant (or, in the case of Services as a member of the board of directors of the Company, Dr. Schmidt) will render to Company the following Services. The provisions related to Dr. Schmidt’s Services as a member of the board of directors of the Company are being included herein as an administrative convenience. For the avoidance of doubt, nothing in the Agreement shall in any way limit of vitiate Dr. Schmidt’s duties and obligations to the Company under applicable law and nothing herein shall be construed as giving to Dr. Schmidt a contractual right to serve on the board of directors of the Company.

•	Board Member: Serve as a member of the Company’s board of directors. Attend up to 6 meetings/year in person Seattle and approximately 6-8 board teleconferences as needed per year.

•	Consultant: Provide expert consulting services to Company regarding research, development, clinical and business matters relating to: (1) pH sensitive, membrane disruptive polymers for the intracellular delivery of therapeutics, diagnostics and reagents and (2) the delivery of siRNA therapeutics (collectively, the “Field of Interest”). Consultant shall make himself available to consult with the Company for up to an average of four hours per week over the course of the year.

2.          Compensation.

Board Member:

•	An option to purchase 70,000 shares of Common Stock of the Company with an exercise price equal to the fair market value of the Company’s Common Stock as of the date of grant (determined in accordance with the Company’s 2006 Stock Plan. The shares underlying such option will vest linearly and monthly over a four year period commencing on the Effective Date of this Agreement and continuing for as long as Dr. Schmidt continues to be a member of the board of directors of the Company, except that (a) in the event of a Change of Control (as defined in 2(h)(ii) of this Agreement) that is consummated when Dr. Schmidt a member of the board of directors of the Company, 50% of the then unvested shares underlying such option shall fully vest immediately prior to the consummation of such Change of Control; and (b) if at any time less than three (3) months prior to or within eighteen (18) months after a Change of Control Dr. Schmidt is removed from the board of directors for a reason other than Cause (as defined in 2(h)(i) of this Agreement) all then unvested shares underlying such option shall vest immediately prior to the consummation of such Change of Control or upon such termination, as the case may be.

•	$10,000 in cash per year, paid in equal quarterly installments in arrears

Consultant

•	$50,000 in cash per year, paid in equal quarterly installments in arrears

•	Consultant shall submit monthly invoices to the Company for any amounts owing under this Agreement and shall include a summary of time spent on Company business. Each invoice will contain enough detail to enable Company to determine the accuracy of the amount(s) billed. With each invoice, Consultant will provide: (a) a detailed itemized listing of all expenses incurred under this Agreement, and (b) receipts for any individual expenses that exceed $50. Either an original or a copy may be submitted.

•	Company shall reimburse Consultant for all reasonable, documented out-of-pocket expenses incurred by Consultant in performing Services pursuant to this Agreement. Company shall also reimburse consultant for attendance at conferences that are pre-approved by Company. Consultant shall submit to Company all statements for expenses incurred and Services performed on a monthly basis.

EXHIBIT B

OUTSIDE COMPANIES

[List; if none, so indicate]

None.

/s/ John A. Schmidt

11/05/10

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